UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)

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Commencing on May 9, 2017, the following supplemental information will be used in communicating with certain stockholders of Ophthotech Corporation.

Dear Stockholder:

Ophthotech Corporation (“we”, the “Company” or “Ophthotech”) is holding its 2017 Annual Meeting of Stockholders on Friday, May 19, 2017.  By now you should have received Ophthotech’s Notice of Annual Meeting of Stockholders and Proxy Statement.  You can also view our Proxy Statement at https://www.sec.gov/Archives/edgar/data/1410939/000104746917002856/a2231921zdef14a.htm.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals.  In particular, we want to request your support on Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, or “Say on Pay”.  In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

The following summarizes key aspects of our compensation program during 2016 and 2017 and, in particular, how our Board of Directors links pay and performance:

•                  Decisions regarding 2016 executive compensation were made by our Compensation Committee of the Board of Directors and by our full Board in late 2015 and January 2016 based upon the Company’s performance during 2015. The peer group used by the Compensation Committee included companies similarly situated to the Company at the time (end of 2015) — companies with late-stage clinical development candidates who were on the cusp of transitioning to commercial companies. In line with the prior year, the 2016 executive compensation program was comprised of three elements: salary, short-term incentive cash compensation and long-term incentive compensation, or LTI, of which there were two components: stock options and restricted stock units, or RSUs. At the time of the grants of LTI compensation, in January 2016, the Company’s stock was trading near its all-time high. We believe this reflected the financial community’s positive evaluation of our performance.

•                  In December 2016, the Company encountered a binary event: two of our three pivotal clinical trials for our lead product candidate, Fovista, failed to meet their primary endpoint, resulting in a decline of approximately 93% in the Company’s stock price on December 30, 2016 from its all-time high on January 5, 2016.

o                We believe that the Company’s pivotal clinical trials for Fovista were executed with a high degree of precision, and the timing for completion of the trials and announcement of the results were on schedule. As such, the Company met its corporate goal with respect to the trials for 2016. Unfortunately, our Phase 3 trial results did not replicate the favorable results we observed in earlier stage clinical trials. According to a report issued by BIO, or the Biotechnology Innovation Organization, the world’s largest trade association of biotechnology companies, approximately 40% of drug products being developed by biotechnology companies failed to advance from pivotal Phase 3 clinical trials to a subsequent submission of an application for marketing approval.

•                  The quantitative modeling commonly used by some proxy advisory firms and institutions fails to take into account the binary event affecting shareholder value in evaluating the Company’s executive compensation, particularly with regard to the value assigned to our LTI compensation.

o                The commonly used modeling utilizes a grant date for fair value of the LTI which unfortunately does not at all reflect the realities of the December 2016 binary event and its effect on the realizable value for our executives. Because the LTI compensation for 2016 was granted at the time of the Company’s historical high share price, the options included in the 2016 LTI have virtually zero value and the RSUs have greatly diminished value.

•                  Following the binary event at the end of 2016 and the resultant drop in our share price, the Compensation Committee took several affirmative steps to align executive compensation with the decline in shareholder value:

o                Merit increases to salaries for named executive officers (“NEOs”) were not given for 2017.

o                Applying negative discretion to earned short-term cash incentives, NEOs received payout for 2016 at 80% of target notwithstanding that the Compensation Committee and the full Board rated our company performance at 100% in relation to our 2016 corporate objectives.

o                The Company determined to transition to using 100% stock options for the LTI portion of its compensation program; RSUs were removed from the program in January 2017. Recipients only realize value from stock options if the value of our common stock increases over the value of our common stock on the date of option grant, thereby directly aligning the interests of the recipients to those of our stockholders.

o                The 2017 LTI compensation stock options granted to NEOs were valued based on the percentage of company methodology rather than the Black Scholes methodology which, when compared to the 2016 LTI compensation, significantly decreased overall value to the recipients.

o                The Company’s peer group was adjusted down to include companies at an earlier stage of development rather than late stage clinical development or early commercial companies.

o                Several corporate governance initiatives were enacted:

¡                 A clawback policy was adopted.

•                  Covers all equity and non-equity incentive-based compensation.

•                  Applies if both an accounting restatement is required due to material noncompliance with financial reporting requirements and our board of directors determines that a current or former executive officer’s acts or omissions contributed to the need for restatement.

¡                 Share ownership guidelines were implemented.

•                  Covers executive officers and directors.

•                  Establishes required stock ownership thresholds to be attained over a designated period of time.

¡                 An independent lead director role was established.

¡                 Effective July 1, 2017, the positions of board chair and CEO will be separated.